Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-2654, 33-88686, 333-67559, 333-37356, 333-50174, 333-88486, 333-105880, 333-134939, 333-174582, and 333-189060) of Covenant Transportation Group, Inc. of our report dated June 22, 2015 with respect to the statements of net assets available for benefits of Covenant Transportation Group 401(k) & Profit Sharing Plan as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year ended December 31, 2014, and the related supplemental schedule as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of Covenant Transportation Group 401(k) & Profit Sharing Plan.

/s/ Lattimore Black Morgan & Cain, PC

Brentwood, Tennessee
June 22, 2015

Return to Form 11-K